UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 28, 2012
(Date of earliest event reported)

IVANHOE ENERGY INC.
 (Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1
(Address of Principal Executive Office)	(Zip Code)

(604) 688-8323
 (Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 27, 2012, Sunwing Zitong Energy Ltd. (“SZE”), a wholly owned subsidiary of Ivanhoe Energy Inc. (“Ivanhoe” or the “Company”) assigned 100% of its participating interest in the Zitong Production Sharing Contract to Shell China Exploration and Production Company Limited (“Shell”). In exchange for SZE’s interest in the Zitong block (the “Zitong Transaction”), Ivanhoe received cash proceeds of $105 million consisting of $85 million as reimbursement for past qualified and recoverable costs incurred and a further cash payment of $20 million. Initial proceeds of approximately $96 million were delivered on closing. As part of the terms of the transaction, Ivanhoe will receive the remaining proceeds once China National Petroleum Corporation (“CNPC”) completes its annual cost recovery audit for 2012 expenditures and a six month holdback period expires.

With the transfer complete, Shell will assume SZE’s obligations under the Supplementary Agreement to the Contract for Exploration, Development and Production in Zitong Block, Sichuan Basin and will provide their own performance bond.  As a result, Ivanhoe’s performance bond and the associated $20 million cash resources segregated as restricted cash will be released.

ITEM 7.01.	REGULATION FD DISCLOSURE

A copy of the press release relating to the closing of the Zitong Transaction is attached hereto as Exhibit 99.2 and is incorporated into this Item 7.01 by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(b) Pro-forma Financial Information

The unaudited pro-forma condensed consolidated financial statements of Ivanhoe Energy Inc. specified in Article 11 of Regulation S-X are attached as Exhibit 99.1.

(d) Exhibits

Exhibit Number	Description

99.1	Ivanhoe Energy Inc. unaudited pro-forma condensed consolidated financial statements

99.2	Press release dated December 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 28, 2012

IVANHOE ENERGY INC.
By:	/s/ Gerald D. Schiefelbein
	Name:	Gerald D. Schiefelbein
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Ivanhoe Energy Inc. unaudited pro-forma condensed consolidated financial statements

99.2	Press release dated December 27, 2012